Consent of Independent Registered Public Accounting Firm

Permitting Hong Kong Highpower Technology, Inc. to Use and Attach our Audit Report in

any filings required by the SEC

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-157443) of Hong Kong Highpower Technology, Inc. of our report dated March 30, 2010 with respect to the consolidated financial statement as of December 31, 2009 and for the three years in the period ended December 31, 2009 of Hong Kong Highpower Technology, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Dominic K.F. Chan & Co.
Dominic K.F. Chan & Co.
Certified Public Accountants

Hong Kong, March 30, 2009